Exhibit 3

JOINT FILING AGREEMENT

Each of the undersigned agrees that (i) the statement on Schedule 13D relating to the Common Stock of DZS Inc. has been adopted and filed on behalf of each of them, (ii) all amendments to such statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them. This agreement may be terminated with respect to the obligations to jointly file amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signature hereto, at the principal office thereof.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: January 16, 2024

IV GLOBAL FUND NO. 4

By: Invites Ventures Co., Ltd.,

         its General Partner

By: /s/ Woong Gee Choi
            Name: Woong Gee Choi
            Title:   Chief Executive Officer

INVITES VENTURES CO., LTD.

By: /s/ Woong Gee Choi
            Name: Woong Gee Choi
            Title:   Chief Executive Officer

/s/ Woong Gee Choi

     Woong Gee Choi